                                 LOAN AGREEMENT

     This Agreement is dated as of March 19, 1998 and is by and among Whitney National Bank ("Lender"), a national banking association, and Conrad Industries, Inc. ("Borrower"), a Louisiana corporation and Orange Shipbuilding Company, Inc., a Texas corporation, ("Orange" or a "Guarantor", as applicable), a Texas corporation.

                                  WITNESSETH:

     WHEREAS, the Borrower has requested Lender to make an extension of credit to the Borrower and Lender has agreed, upon the terms and conditions set forth herein, to lend such amounts to the Borrower.

     NOW THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Borrower and Lender hereby agree as follows:


                            SECTION I.  DEFINITIONS

     For the purpose of this Agreement, the following terms shall have the meanings specified below:

     "Agreement" shall mean this Loan Agreement, as it may be amended from time to time.

     "Base Rate" shall mean the Prime Rate minus the applicable margin of 50 basis points during any Interest Period. Prime Rate shall mean that rate of interest as recorded by Whitney National Bank from time to time as its prime lending rate with the rate of interest to change when and as said prime lending rate changes. The Prime Rate is not necessarily the lowest interest rate charged by Whitney National Bank. Each change in any interest rate provided for herein based upon the Base Rate resulting from a change in the Prime Rate shall take effect at the time of such change in the Prime Rate.

     "Business Day" shall mean any day on which banks are required to be open to carry on their normal business in the State of Louisiana.

     "Capital Expenditures" shall mean as to any Person, without duplication and for any period, the cost attributed, in accordance with GAAP consistent with those applied in preparation of the financial statements referred to in Section
5.2 hereof, to acquisitions during such period by such Person of any asset, tangible or intangible, or replacements or substitutes therefor or additions thereto which such Person treated as a noncurrent asset on such Person's financial statements, including, without limitation, the acquisition or construction of assets having a useful life of more than one (1) year, excluding the cost associated with the purchase of the stock of Orange.

     "Closing Date" shall mean the date this Agreement is duly executed by Lender and the Borrower and Orange.

     "Company Agent" shall mean William H. Hidalgo or Cecil A. Hernandez.

     "Conrad Shipyard" shall mean the approximately 11 acres of immovable property on the Atchafalya River, Morgan City , Louisiana, owned by Conrad and which is the Borrower's shipyard in Morgan City, Louisiana, as described on Exhibit A.

     "Consolidated" refers to the consolidation of any Person, in accordance with GAAP, with its properly consolidated subsidiaries. References herein to a Person's consolidated financial statements, financial position, financial condition, liabilities, etc. refer to the condition, liabilities, etc. of such Person and its properly consolidated subsidiaries.

     "Consolidated Funded Debt" shall mean all indebtedness or other obligations for borrowed money or for the deferred purchase price of property or services, whether as maker or endorser, of Borrower and all of its Subsidiaries (including without limitation, all notes, debentures, bonds or similar instruments and all liabilities shown on a balance sheet or financial statement of Borrower and all of its Subsidiaries)

     "Consolidated Funded Debt Payments" shall mean, at a particular date all principal and interest payments of Consolidated Funded Debt as required by the terms of the documents evidencing such Debt and excluding any prepayments of principal or interest thereunder.

     "Current Assets" means, at a particular date, all amounts which would, in conformity with generally accepted accounting principles in the United States of America in effect from time to time and applied on a consistent basis, be included under current assets on a balance sheet of the Borrower and all of its Subsidiaries at such date.

      "Current Liabilities" means, at a particular date, all amounts which would, in conformity with generally accepted accounting principles in the United States of America in effect from time to time and applied on a consistent basis, be included under current liabilities on a balance sheet of the Borrower and all of its Subsidiaries as at such date.

      "Debt" of a Person shall mean at a particular date, the sum (without duplication and in conformity with generally accepted accounting principles in the United States of America in effect from time to time and applied on a consistent basis) of (i) all indebtedness or other obligations for borrowed money or for the deferred purchase price of property or services, whether as maker or endorser, (including without limitation, all notes, debentures, bonds or similar instruments and all liabilities shown on a balance sheet or financial statement of Borrower and all of its Subsidiaries), (ii) capitalized lease obligations of such Person or any subsidiary thereof, (iii) obligations with respect to any installment sale or conditional sale agreement or title retention agreement, (iv) indebtedness arising under acceptance facilities, (v) reimbursement obligations arising in connection with surety, or performance or other similar bonds and in connection with letters of credit issued in lieu of such bonds, (vi) the outstanding amount of all other letters of credit and (vii) any withdrawal liability or obligation of such Person or an ERISA affiliate to a multiemployer plan.

      "Debt to Worth Ratio" shall mean the ratio for a given period of Debt to Tangible Net Worth.

      "Default" shall mean the occurrence of any of the events specified in
Section VI.

      "EBITDA" shall mean the net income after taxes of Borrower and all of its Subsidiaries for each fiscal year of four consecutive quarters, plus all amounts deducted in determining such net operating income after taxes on account of (a) all interest paid or payable by Borrower and all of its Subsidiaries during such period, (b) all taxes paid or accrued based on or measured by income and (c) all depreciation and amortization expenses accrued during such period, all in accordance with GAAP.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

     "Eligible Income" shall mean EBITDA minus (i) Capital Expenditures and (ii) state and federal income taxes for the applicable accounting period.

     "Fixed Charges Coverage Ratio" shall mean the ratio calculated on a rolling four quarter basis over the life of the Loan of Eligible Income to Consolidated Funded Debt Payments.

     "GAAP" shall mean generally accepted accounting principles in the United States of America in effect from time to time.

     "Governmental Authority" means any sovereign state or nation or government, or any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including without limitation, the United States Department of Defense, the United States Navy, the United States Coast Guard and United States Army Corp of Engineers.

     "Government Contracts" shall have the meaning as provided in Section 4.20.

     "Guarantors" shall mean Orange and J. Parker Conrad (with each a "Guarantor").

     "Hazardous Materials" shall mean:

     (a) any "hazardous waste" as defined by either the Resource Conservation and Recovery Act of 1976 (42 U.S.C. (S)6901 et. seq.), as amended from time to time, and regulations promulgated thereunder;

     (b) any "hazardous substance" as defined by either the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. (S)9601 et. seq.) ("CERCLA"), as amended from time to time, and regulations promulgated thereunder;

     (c) asbestos;

     (d) polychlorinated biphenyls;

     (e) any "regulated substance" as defined under Underground Storage Tank Regulations, 53 Fed. Reg. 37196 (Sept. 23, 1988), codified as 40 C.F.R.
         (S) 280.12, or La. Adm. Code 33:XI.103;

     (f) any naturally occurring radioactive materials, the possession, use, transfer, processing, distribution, or disposal of which is subject to regulation by the Louisiana Department of Environmental Quality pursuant to the provisions of La. Adm. Code 33:XV, Chapter 14, as amended from time to time;

     (g) any non-hazardous oil field wastes ("Now") defined and regulated by the Commissioner of Conservation under La. R.S. 30:1, et seq., or the Louisiana Abandoned Oil field Waste Site Law, La. R.S. 30:71 et seq., as amended from time to time, and regulations promulgated thereunder;

     (h) any substance the presence of which on the Property is prohibited by any lawful rules and regulations of legally constituted authorities from time to time in force and effect relating to the Property, including but not limited to any solid waste and underground storage tanks subject to the regulations of the Louisiana Department of Environmental Quality ; and

     (i) any other substance which by any such rule or regulation requires special handling in its collection, storage, treatment, or disposal.

     "Hazardous Materials Contamination" shall mean (i) the contamination (whether presently existing or hereafter occurring) of the Property, including the improvements, facilities, soil, ground, water, air or other elements on, or of, the Property by Hazardous Materials, (ii) the contamination of the Property, including the buildings, facilities, soil, ground, water, air or other elements on, or of, any other property as a result of Hazardous Materials at any time (whether before or after the date of this Loan Agreement) emanating from the Property or (iii) the existence of an underground storage tank which is out-of-service or must be removed in accordance with La. Adm. Code 33:XI, et seq.

     "Indebtedness" of any Person shall mean and include all obligations of such Person which in accordance with GAAP shall be classified upon a balance sheet of such Person as liabilities of such Person and, in any event shall include (without duplication):

          (a) any obligation payable more than one year from the date of creation thereof which, under generally accepted accounting principles, is shown on the balance sheet as a liability (including capitalized lease obligations but excluding reserves for deferred income taxes and other reserves to the extent that such reserves do not constitute an obligation);

          (b) any obligation payable on demand or within a period of one year from the date of the creation thereof for borrowed money (and any notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money);

          (c) indebtedness which is secured by any Lien on property owned by such Person, whether or not the indebtedness secured thereby shall have been assumed by such Person;

          (d) guarantees, endorsements (other than endorsements of negotiable instruments for collection in the ordinary course of business) and other contingent liabilities (whether direct or indirect) in connection with the obligations, stock or dividends of any Person;

          (e) obligations under any contract providing for the making of loans, advances or capital contributions to any Person, or for the purchase of any property from any Person, in each case in order to enable such Person primarily to maintain working capital, net worth or any other balance sheet condition or to pay debts, dividends or expenses;

          (f) obligations under any contract for the Purchase of materials, supplies or other property or services if such contract (or any related document) requires that payment for such materials, supplies or other property or services shall be made regardless of whether or not delivery of such materials, supplies or other property or services is ever made or tendered;

          (g) obligations under any contract to relet or lease (as lessee) any real or personal property if such contract (or any related document) provides that the obligation to make payments thereunder is absolute and unconditional under conditions not customarily found in commercial leases then in general use or requires that the lessee purchase or otherwise acquire securities or obligations of the lessor (provided, that in any event, the foregoing is not intended to include a normal operating lease or preclude a sublease or an assignment of a lease in the normal course);

          (h) obligations under any contract for the sale or use of materials, supplies or other property or services if such contract (or any related document) requires that payment for such materials, supplies or other property or services, or the use thereof, shall be subordinated to any indebtedness (of the purchaser or user of such materials, supplies or other property or the Person entitled to the benefit of such services) owed or to be owed to any Person;

          (i) obligations under any other contract which, in economic effect, is substantially equivalent to a guarantee; and

          (j) liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA.

     "Interest Period" shall mean at the time the Borrower gives a Notice of Conversion (as defined in Section 2.03) in respect of the making of, or converting the interest rate on the Loan to accrue at Libor Rate or Base Rate on the last Business Day prior to the expiration of the then applicable Interest Period, the Borrower shall have the right to elect, by having the Borrower Agent give Lender notice thereof the interest period (each an "Interest Period") applicable to Libor Rate or Base Rate, which Interest Period shall, at the option of the Borrower, be one month, two month, three month or six month period for Libor Rate or a thirty day for Base Rate; provided that:

     (i) the Loan shall at all times accrue interest at the rate chosen during the applicable Interest Period;

     (ii) the Interest Period for any Libor Rate or Base Rate shall commence on the day on which the preceding Interest Period thereto expires;

     (iii) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

     (iv) no Interest Period may be selected nor the rate of interest be changed at any time when a Default is then in existence; and

     (v) no Interest Period shall be selected which extends beyond the respective Maturity Date for the Loan.

     If upon the expiration of any Interest Period, the Borrower have failed to elect, or are not permitted to elect, a new Interest Period, the Borrower shall be deemed to have elected to have the Loan accrue interest equal to the Base Rate effective as of the expiration date of such current Interest Period.

     "Libor Rate" shall mean, for any Interest Period, an interest rate per annum (rounded upward to the nearest hundredths of a percent), as determined by Lender, which is the offered quotation to Lender of the London interbank offered rates for Dollar deposits of amounts in immediately available funds in the London market for one month, two months, three months or six months as recorded by the Dow Jones Telerate Service, as of the opening of business of Lender or as soon thereafter as practicable, for a period to accrue equal to such Interest Period, plus the applicable margin of 200 basis points (2.00% percent). As of March 19 1998, the Libor Rate with a six month maturity was five and 68/10 (5.68%) percent plus the margin is a total rate of seven and 68/100 (7.68%) percent per annum.

     "Lien" shall mean any mortgage, pledge, hypothecation, security interest, encumbrance, lien, judgment, garnishment, seizure, tax lien or levy (statutory or otherwise) or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, or any capitalized lease, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction).

     "Loan" shall mean the Loan to Borrower described in Article II, with each being a Loan, as applicable and shall include all principal, interest, attorney's fees and costs owed thereon.

     "Maturity Date" shall mean the maturity date for the Loan, which is April 30, 2004.

     "Net Tangible Assets" of any Person shall mean, as of any date, the aggregate book value of the assets which would be reflected on a balance sheet of such Person prepared as of such date in accordance with GAAP, less the aggregate book value of such Person's intangible assets (i.e., patents, copyrights, trademarks, trade names, goodwill, franchises and other similar intangibles) as of such date.

     "Note" shall mean the note evidencing the Loan.

     "Obligations" shall mean all obligations (monetary or otherwise, including, but not limited to, all representations, warranties and covenants contained in this Agreement) of the Borrower to Lender, whether direct or contingent, due or to become due, now existing or hereafter arising, including future advances, with interest, attorneys' fees, expenses of collection and costs arising under or in connection with this Agreement, the Loan, the Note, the Collateral Documents, promissory notes, checks, overdrafts, letter of credit agreements, endorsements and continuing guaranties.

     "Orange Shipyard" shall mean the approximately 12 acres of real property on the Sabine River, Orange, Texas, owned by Orange Shipbuilding Company, Inc. and which is Orange's shipyard, as described on Exhibit B.

     "Permitted Liens" shall mean those presently outstanding Liens of the Borrower and (i) pledges or deposits by the Borrower under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness of the Borrower) or leases (other than capitalized leases) to which the Borrower is a party, or deposits to secure statutory obligations of the Borrower or deposits of cash or U.S. Government Bonds to secure surety or appeal bonds to which the Borrower is a party, or deposits as security for contested taxes or import duties or for the payment of rent; (ii) Liens imposed by law, such as carriers', warehousemen's, materialmen's and mechanics' liens, incurred in the ordinary course of business for sums not overdue or being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on the Borrower's books; (iii) judgment Liens in existence less than 30 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance; (iv) Liens for property taxes not yet delinquent and Liens for property taxes the payment of which is being actively contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on the Borrower's books; and (v) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for rights-of-way, highways and railroad crossings, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of the Borrower or to the ownership of its property which were not incurred in connection with Indebtedness of the Borrower, which Liens do not in the aggregate materially detract from the value of said properties or materially impair their use in the operation of the business taken as a whole of the Borrower.

     "Person" shall mean and include an individual, a partnership, a joint venture, a corporation (including the Borrower), a trust, an unincorporated organization, government or any department or agency thereof, each Affiliate and each Subsidiary.

     "Plan" shall mean any employee benefit plan which is covered by ERISA and in respect of which the Borrower is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

     "Property" shall mean the Conrad Shipyard and the Orange Shipyard and any other immovable or real property owned by the Borrower or any of its Subsidiaries.

     "Subsidiary" shall mean, with respect to any Person, any corporation, association, partnership, joint venture or other business or corporate entity, enterprise or organization which is directly or indirectly (through one or more intermediaries) controlled by or owned 50% or more by such Person.

     "Tangible Net Worth" means, at a particular date, all amounts which would be included under shareholders' equity on the balance sheet of Borrower and all of its Subsidiaries in conformity with generally accepted accounting principles in the United States of America in effect from time to time and applied on a consistent basis excluding any amount attributable to goodwill or other intangibles of Borrower and all of its Subsidiaries.


                                   SECTION II
                                   THE CREDIT

     SECTION 2.01. COMMITMENT TO LEND. Subject to and upon the terms and conditions contained in this Agreement, and relying on the representations and warranties contained in this Agreement, Lender agrees to make an extension of credit to the Borrower, said extension of credit being more particularly described hereinafter.

     SECTION 2.02. LOAN. On the Closing Date, Lender agrees to lend to the Borrower the principal sum of Twenty-five Million and No/100 ($25,000,000.00) Dollars (the "Loan") which shall be evidenced by a promissory note in a form acceptable to Lender in the amount of $25,000,000.00, with interest to accrue at the Libor Rate or Base Rate in accordance with Section 2.03. The Loan shall initially be payable interest only payable on the last day of each month commencing March 31, 1998 and thereafter on the last day of each month until May 31, 1998. Thereafter, the Loan shall be payable in 70 equal monthly principal payments of $209,000.00, plus accrued interest with a final payment of all unpaid principal and interest then due payable on April 30, 2004. The first installment of principal and interest on the Loan shall be payable on June 30, 1998 with the succeeding installments payable on the last day of each month until the Loan has been paid in full. Borrower shall be entitled to prepay the Loan in whole or in part, without payment of premium or penalty. Interest on the outstanding principal owed on the Loan shall be computed and assessed on the basis of the actual number of days elapsed over a year composed of 360 days.

     SECTION 2.03. CONVERSION. (a) At Closing, the Borrower has determined that the Loan shall accrue interest at Libor Rate with an Interest Period to expire on September 18, 1998. Upon the expiration of such Interest Period and any Interest Period thereafter, the Borrower shall have the option to convert the interest rate accruing on all (but not less than all) of the outstanding principal balance of the Loan into a Libor Rate or Base Rate; provided that (i) the Loan can not be converted when any Default has occurred and is continuing and in such event the Loan shall continue to accrue interest at the rate in effect as of the date of such Default, and (ii) no conversions are allowed until the expiration of the Interest Period applicable to the existing rate of interest has expired.

     (b) Each conversion shall be enacted by the Company Agent by giving Lender at its main office prior to 11:00 a. m. (New Orleans time) on or before the last Business Day of the applicable Interest Rate Period written or telephone notice of the conversion (each a "Notice of Conversion") specifying if the Loan is to be converted into accruing interest at Libor Rate or Base Rate and the Interest Period to be applicable thereto. In the absence of any specific rate election by the Borrower or if Borrower fails to provide such notice to the Lender in a timely manner, the Loan shall accrue interest at the Base Rate. Borrower may prepay the Loan without payment of premium or penalty.

     (c) The Borrower agrees that the internal records of Lender shall constitute for all purposes prima facie evidence of (i) the amount of principal and interest owing on the Loan from time to time, and (ii) the amount of each principal and/or interest payment received by Lender on the Loan.

     SECTION 2.04. INCREASED COSTS, ILLEGALITY, ETC. (a) In the event that Lender shall have determined in good faith (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

          (i) on any Interest Period or date of conversion that, by reason of any changes arising after the date of this Agreement affecting the London interbank market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Libor Rate; or

          (ii) at any time, that Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Libor Rate because of any change since the date of this Agreement in any applicable law or governmental rule, regulation, order, guideline or request or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, for example, but not limited to: (A) a change in the basis of taxation of payment to Lender of the principal or interest on such Libor Rate (except for changes in the rate of tax on, or determined by reference to, the net income or profits of Lender) or (B) a change in official reserve requirements; or

          (iii) at any time, that the making or continuance of any Libor Rate has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by Lender in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the date of this Agreement which materially and adversely affects the London interbank market;

then, and in any such event, Lender shall promptly give notice (by telephone confirmed in writing) to the Borrower. Thereafter (x) in the case of clause (i) above, Libor Rate shall no longer be available until such time as Lender notifies the Borrower that the circumstances giving rise to such notice no longer exist, and any Notice of Conversion given by the Borrower with respect to Libor Rate which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower agrees to pay to Lender, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as agreed to by Lender and the Borrower) as shall be required to compensate Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to Lender, showing the basis for the calculation thereof, submitted to the Borrower by Lender in good faith shall, absent manifest error, be final and conclusive and binding on all the parties hereto) and (z) in the case of clause (iii) above, the Loan shall accrue interest at the Base Rate. Lender agrees that if it gives notice to the Borrower of any of the events described in clause (i) or (iii) above, it shall promptly notify the Borrower and if such event ceases to exist. If any such event described in clause (iii) above ceases to exist as to Lender, Lender's obligations to convert the interest accruing on the Loan into Libor Rate on the terms and conditions contained herein shall be reinstated.

     (b) At any time that any Libor Rate Loan is affected by the circumstances described in Section 2.04 (a)(ii) or (iii), the Loan shall accrue interest at the Base Rate.

     SECTION 2.05. USE OF PROCEEDS. The Borrower shall use the proceeds of the Loan for the purpose of repaying the Lender loan facility having a present principal balance of $25,000,000.00.


                                 ARTICLE III
                          SECURITY FOR THE OBLIGATIONS

          SECTION 3.01. COLLATERAL. The Loan and the Obligations shall be secured by a first Lien in favor of Lender on the following collateral (the "Collateral") to be documented upon terms and conditions satisfactory to Lender (the "Collateral Documents"):

          (a) Continuing Guaranties by Guarantors whereby Orange solidarily agrees to repay all of the Obligations and J. Parker Conrad agrees to solidarily repay $2,000,000.00 of the Loan;


                          CONRAD INDUSTRIES SHIPYARD

          (b) A Collateral Note by Borrower in amount of $50,000,000.00 secured by and paraphed for identification with a first, valid and enforceable collateral mortgage mortgaging the Conrad Shipyard and all improvements and component parts located thereon, which mortgage shall include an assignment of leases and rents;

          (c) A Security Agreement executed by Borrower granting a security interest in the Collateral Note;

          (d) A Security Agreement and Financing Statements by Borrower granting a first lien and security interest in all furniture, equipment, inventory, fixtures, accounts, documents and general intangibles, including without limitation, franchise agreements, operating agreements, contract rights, licenses, permits and parish and city ordinances and approvals relating to or usable in connection with the use, occupancy, operation, ownership or maintenance of the Conrad Shipyard;

                                ORANGE SHIPYARD

          (e) A deed of trust by Orange mortgaging the Orange Shipyard and all improvements and component parts located thereon, which deed of trust shall include an assignment of leases and rents; and

          (f) A Security Agreement and Financing Statements by Orange granting a first lien and security interest in all furniture, equipment, inventory, fixtures, accounts, documents and general intangibles, including without limitation, franchise agreements, operating agreements, contract rights, licenses, permits and parish and city ordinances and approvals relating to or usable in connection with the use, occupancy, operation, ownership or maintenance of the Orange Shipyard.

          SECTION 3.02.  GUARANTY.   The Continuing Guaranty of J. Parker Conrad
shall be released if the after the date of the Loan, the ratio of Borrower's total Debt to Tangible Net Worth reduces to 2.5 or less as shown by the annual audited financial records of Borrower and as reasonably determined by Lender.


                                   SECTION IV
                         REPRESENTATIONS AND WARRANTIES

     In order to induce Lender to enter into this Agreement, the Borrower represents and warrants to Lender as follows:

          SECTION 4.01.  CORPORATE EXISTENCE.    (a) Borrower is a validly
organized corporation duly existing and in good standing under the laws of the State of Louisiana and is duly qualified as a foreign corporation in all jurisdictions wherein the property owned or the business transacted by it make such qualifications necessary. Orange is a validly organized corporation duly existing and in good standing under the laws of the State of Texas and is duly qualified as a foreign corporation in all jurisdictions wherein the property owned or the business transacted by it make such qualifications necessary.

          (b) Borrower has never done business under any name other than the name of the Borrower set forth above. Borrower's tax identification number is 72-0456758 and its principal place of business is 1501 Front Street, Morgan City, Louisiana 70380.

          (c) Orange has never done business under any name other than the name of the Orange set forth above and as Clary Industries, Inc. Orange's tax identification number is 74-1789273 and its principal place of business is 710 Market Street, Orange, Texas 77630.

          SECTION 4.02. CORPORATE POWER AND AUTHORIZATION. The making and performance by the Borrower of this Agreement, the borrowing by the Borrower and the issuance of the Note and Collateral Documents by it hereunder, have been duly authorized by all necessary corporate action and will not (i) violate any provision of law or of the articles of incorporation or by-laws of the Borrower, or (ii) result in a breach of, or constitute a default under, any agreement, indenture or other instrument to which the Borrower is a party or by which it is bound, the result of which would be to have material and adverse effect on the business or property of the Borrower. The making and performance by Orange of this Agreement, the issuance of the Continuing Guaranty and the Collateral Documents by it hereunder have been duly authorized by all necessary corporate action and will not (i) violate any provision of law or of the articles of incorporation or by-laws of Orange, or (ii) result in a breach of, or constitute a default under, any agreement, indenture or other instrument to which Orange is a party or by which it is bound, the result of which would be to have material and adverse effect on the business or property of Orange.

          SECTION 4.03. NO CONSENT. No consent or approval of any governmental agency or authority is required in connection with the execution, delivery and performance by Borrower or Orange of this Agreement, the Note, the Collateral Documents and all other documents required hereunder.

          SECTION 4.04. ENFORCEABLE OBLIGATIONS. This Agreement, the Collateral Documents and the Note to which the Borrower and/or Orange, as applicable is a party, when duly executed and delivered for value will be legal, valid and binding obligations of the Borrower and/or Orange, as applicable, enforceable against the Borrower and/or Orange, as applicable in accordance with their respective terms.

          SECTION 4.05. NO MATERIAL LIABILITIES OR LITIGATION. Except for liabilities incurred in the normal course of business, the Borrower does not have any material (individually or in the aggregate) liabilities, direct or contingent. In addition, there are no pending or threatened actions or proceedings before any court or administrative agency which may materially and adversely affect the Borrower's business, operations, assets conditions or property, financial or otherwise.

          SECTION 4.06. FINANCIAL CONDITION. The financial statements of Borrower as heretofore furnished to Lender have been prepared in accordance with the generally accepted accounting principles applied on a consistent basis and fairly present the financial condition of Borrower as of those dates. To the best of Borrower's knowledge and belief, Borrower does not have any contingent obligation or liability for taxes not disclosed by or reserved against in said financial statements, and there have been no material adverse changes in the financial condition of Borrower from that set forth in said financial statements. The financial statements of each Guarantor as heretofore furnished to Lender fairly present the financial condition of such Guarantor as of the date hereof. To the best of Guarantors' knowledge and belief, no Guarantor has contingent obligation or liability for taxes not disclosed by or reserved against in said financial statements, and there have been no material adverse changes in the financial condition of such Guarantor from that set forth in said financial statements. Since the close of the period covered by the latest financial statement delivered to Lender with respect to the Borrower and Guarantors, there has been no material adverse change in the assets, liabilities or financial condition of the Borrower or any Guarantor. No event has occurred (including, without limitation, any litigation or administrative proceedings) and no condition exists or, to the knowledge of Borrower or any Guarantor, is threatened, which (i) might render Borrower or any Guarantor unable to perform its obligations under this Agreement, the Note or the Collateral Documents, or
(ii) would constitute a Default hereunder, or (iii) might adversely affect the financial condition of the Borrower or any Guarantor or the validity or priority of the lien of the Collateral Documents. All parties acknowledge that Lender is relying upon said financial statements in entering into this Agreement and the Loan.

          SECTION 4.07. LIABILITIES AND LITIGATION. There is no litigation, legal or administrative proceeding, investigation or other action of any nature pending or, to the knowledge of Borrower and/or Guarantors, threatened against or affecting Borrower or Guarantors which involves the possibility of any judgment or liability not fully covered by insurance, and which may materially and adversely affect the business or assets of the Borrower or Guarantors or their respective ability to carry on business as now conducted.

          SECTION 4.08. TAXES AND GOVERNMENTAL CHARGES. The Borrower and Orange have filed all tax returns and reports required to be filed by all applicable jurisdictions and have paid all taxes, assessments, fees and other governmental charges levied upon it or upon any property owned by them or upon their income, which are due and payable, including interest and penalties, or has provided adequate reserves for the payment thereof.

          SECTION 4.09. TITLE TO PROPERTY. Borrower and Orange, as applicable, have good, valid and merchantable title to the Property, free of all Liens except (i) those created by the Collateral Documents, or (ii) those disclosed to Lender in writing prior to date hereof, including those reflected on the title commitment covering portions of the Property. Furthermore, neither Borrower nor Orange has heretofore conveyed or agreed to convey or encumber any Collateral in any way, except in favor of the Lender or as disclosed to Lender in writing prior to date hereof.

          SECTION 4.10. DEFAULT. Neither Borrower nor any Guarantor is in default (in any respect which materially and adversely affects its business, property, operations or condition, financial or otherwise) under any indenture, mortgage, deed of trust, agreement or other instrument to which Borrower and/or any Guarantor is a party or by which either is bound or subject to any charter or other corporate restriction which materially and adversely affects its business, properties or assets, operation or condition, whether financial or otherwise, except as disclosed to the Lender in writing. No Default hereunder has occurred and is continuing.

          SECTION 4.11. NO CONSENT. The Borrower's and Orange's execution, delivery and performance of this Agreement, the Note and the Collateral Documents, as applicable, do not require the consent or approval of any other Person, including without limitation any regulatory authority or governmental body of the United States or any state thereof or any political subdivision of the United States or any state thereof.

          SECTION 4.12.  COMPLIANCE WITH THE LAW.  The Borrower and/or Orange
(i) is not in violation of any law, judgment, decree, order, ordinance or governmental rule or regulation to which the Borrower or any of its property are subject; and (ii) has not failed to obtain any license, permit, franchise or other governmental authorization necessary to the ownership of any of its property or the conduct of its business; in each case, which violation or failure could reasonably be anticipated to materially and adversely affect the business, prospects, profits, property or condition (financial or otherwise) of the Borrower.

          SECTION 4.13. OTHER INFORMATION. All information, reports, papers and data given to Lender by the Borrower and each Guarantor pursuant to this Agreement and in connection with the Borrower's application for the Loan are accurate and correct in all material respects. All financial projections given to Lender were prepared in good faith based on facts and circumstances existing at the time of preparation and were believed by the Borrower to be accurate in all material respects. No information, exhibit or report furnished by the Borrower to Lender in connection with the negotiation of this Agreement contains any material misstatement of fact or fails to state a material fact or any fact necessary to make the statement contained therein not materially misleading.

          SECTION 4.14. ENVIRONMENTAL MATTERS. (a) To the best of the Borrower's knowledge, all operating facilities and property owned, leased, used, or operated by the Borrower and/or Orange have been, and will continue to be, owned, leased, used, or operated by the Borrower and/or Orange in substantial compliance with applicable environmental laws, regulations, and guidelines. There has been no claim, complaint, or notice received by the Borrower with respect to a violation of environmental laws which remains unsettled or unresolved as of the date hereof, including but not limited to, any unsettled or unresolved liabilities relating to, arising out of or resulting from (i) any emission, discharge or release of any pollutant, contaminant, Hazardous Material, toxic material or other similar waste or (ii) any processing, distribution, use, treatment, transport, removal, storage and/or disposal of materials or wastes into or upon the ambient air, surface water, ground water or land owned by the Borrower or any alleged violation of any federal, state, or local statute, regulation, or ordinance relating to the environment. There has been no complaint or notice received by the Borrower or Orange regarding potential liability under the Comprehensive Environmental Response Compensation and Liability Act, as amended, the Resource Conservation and Recovery Act, as amended, or any comparable state or local law which is unsettled or remains unresolved as of the date hereof. To the Borrower's knowledge, there has been no release of a Hazardous Material at any facility or property owned, leased, used, or operated by the Borrower or Orange which caused or could have cause a material adverse change in the Borrower's financial condition, business or ability to pay or perform its Obligations. For purposes of the last sentence of this Section III (k), "release" shall have the meaning assigned to it under the Comprehensive Environmental Response Compensation and Liability Act.

          (b) Borrower has obtained all permits, licenses or similar authorizations to construct, occupy, operate or use any buildings, improvements, fixtures and equipment forming a part of the Property by reason of any Hazardous Materials. The use which the Borrower makes and intends to make of the Property will not result in any Hazardous Materials Contamination.

          SECTION 4.15. GOVERNMENTAL REQUIREMENTS. The Property is in compliance with all current Governmental Requirements affecting the Property, including, without limitation, all current zoning and land use regulations, building codes and all restrictions and requirements imposed by applicable governmental authorities with respect to the construction of any improvements on the Property and the contemplated use of the Property.

          SECTION 4.16. CONTINUING ACCURACY. All of the representations and warranties contained in this article or elsewhere in this Agreement shall be true through and until the Obligations are fully satisfied, and

Borrower shall promptly notify Lender of any event which would render any of said representations and warranties untrue or misleading.

          SECTION 4.17. AMERICANS WITH DISABILITIES ACT. The Property shall be readily accessible to individuals with disabilities, and complies with all terms and conditions of the Americans With Disabilities Act, 42 U.S.C. (S)1210, et seq. and all regulations and orders promulgated thereunder.

          SECTION 4.18. CLEAN AIR ACT. The Property now complies with and upon completion of the Improvements shall continue to comply with all terms and conditions of 42 U.S.C. (S) 7401, et seq. and all regulations and orders promulgated thereunder.

          SECTION 4.19. LICENSES, PERMITS. The Borrower and Orange have all permits, certificates, licenses (including patent and copyright licenses) approvals and other authorizations required in connection with the operation of their business.

          SECTION 4.20. GOVERNMENT CONTRACTS. Neither Borrower nor Orange has ever been debarred or suspended from contracting (as a first tier or any other level of subcontractor) for or bidding on any Governmental Contract (as such term is defined below). Neither Borrower nor Orange is currently debarred or suspended from (or has received notice that it is under investigation with respect to a possible debarment or suspension from) bidding on or entering into any contract with or for any Governmental Authority ( a "Government Contract"). Neither Borrower nor Orange has been given notice (i) that any Government Contract may be or will be terminated for the convenience of a Governmental Authority or a default by Borrower or Orange, as the case may be, (ii) that a major program or contract of Borrower or Orange will be eliminated or substantially reduced or suspended, (iii) requiring or resulting in, loss of use or substantial impairment or interference of use by Borrower or Orange, as the case may be, of any facilities owned by a Governmental Authority, or (iv) that any relevant budget authority or contract authority has been exceeded with respect to any material Government Contract. Neither the Borrower or Orange anticipates incurring cost overruns on any Government Contracts which would have a material adverse effect on the financial condition of Borrower or Orange.

          SECTION 4.21. FEDERAL REGULATIONS. No part of the proceeds of the Loan will be used as "purpose credit" within the meaning of such term under Regulations U or G of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect, if such use would violate the provisions of Regulations U or G.

          SECTION 4.22. SUBSIDIARIES. At the Effective Date, the Borrower has no Subsidiaries except Orange, and the Borrower owns all of the capital stock of Orange.

          SECTION 4.23. GOVERNMENT CONTRACTS. Borrower and Orange have the right under their Government Contracts to grant a security interest to the proceeds therefrom under the Collateral Documents and the Collateral Documents create a non-perfected security interest in the Government Contracts. To the best of Borrower's and Orange's respective knowledge, there are no offsets, and there are not currently threatened or pending any claims or offsets against Borrower or Orange by any Governmental Authority.

          SECTION 4.24. ASSETS MORTGAGED TO LENDER. All drydocks, barges and other vessels and equipment of Borrower and Orange are not documented vessels with the United States Coast Guard and are free and clear of any Liens, except the Collateral Documents or Permitted Liens. In the event any asset of Borrower or Orange becomes a documented vessel with the United States Coast Guard, Borrower agrees to notify Lender and to execute a preferred maritime ship mortgage encumbering such asset in favor of Lender upon terms and conditions reasonably acceptable to Lender. All immovable and real property of Borrower and Orange are mortgaged to Lender under the Collateral Documents, except the shipyard owned by Borrower in Amelia, Louisiana. All equipment of Borrower and Orange are subject to a perfected security interest in favor of Lender in accordance with the terms of the Collateral Documents.


                                   SECTION V
                             AFFIRMATIVE COVENANTS

          The Borrower agrees that, so long the Loan remains unpaid, or any other amount or any Obligations are owing to Lender hereunder, the Borrower shall comply with the covenants in this Section.

          SECTION 5.01.  FINANCIAL COVENANTS.

          (a) DEBT TO TANGIBLE NET WORTH. The Borrower on a consolidated basis with all of its Subsidiaries when combined with each Subsidiary shall maintain a Debt to Net Worth Ratio of no greater than 6.5 until December 30, 1998. Thereafter the Borrower when combined with each Subsidiary shall maintain a Debt to Net Worth ratio of no greater than the following ratios at the end of the referenced fiscal year:


        Date                         Debt to Net Worth Ratio
        ----                         -----------------------
December 31, 1998                                3.5
December 31, 1999                                2.5
December 31, 2000, until                         1.5
the Loan is paid in full.


          (b) CONSOLIDATED FUNDED DEBT TO EBITDA RATIO. Borrower on a consolidated basis with all of its Subsidiaries shall maintain at all times during the existence of the Loan a maximum ratio of Consolidated Funded Debt to EBITDA (on a rolling four quarter basis) that shall not exceed 3.0 during the fiscal year ending December 31, 1998 and 2.5 during each fiscal year thereafter.

          (c) FIXED CHARGE COVERAGE RATIO. Borrower on a consolidated basis with all of its Subsidiaries shall maintain at all times during the existence of the Loan a Fixed Charge Coverage Ratio of at least 1.5.

          (d) CURRENT RATIO. Borrower on a consolidated basis with all of its Subsidiaries shall maintain at all times during the existence of the Loan a ratio of Current Assets (minus any Prepayments) to Current Liabilities of 1.5 to
1.0 or greater.

          SECTION 5.02.  FINANCIAL STATEMENTS.   (a)  Borrower shall, from time
to time, promptly furnish to Lender as soon as available, but in any event within ninety (90) days after the close of Borrower's fiscal year a copy of the audited financial statements of Borrower and all of its Subsidiaries of a consolidated basis, as of the close of such fiscal year prepared in reasonable detail and in accordance with generally accepted accounting principles in the United States in effect from time to time and applied consistently throughout the period reflected therein, with such financial statements to include a balance sheet of the Borrower and Orange as of the end of such year and the related statement of operations, of stockholder's equity and of cash flow prepared in reasonable detail and in conformity with generally accepted accounting principles in the

United States in effect from time to time and applied on a basis consistent with that of the preceding fiscal year, and prepared by independent certified public accountants selected by Borrower and satisfactory to Lender.

          (b) Borrower shall, from time to time, promptly furnish Lender as soon as available, but in any event within forty-five (45) days after the end of each quarter of each fiscal year of Borrower, the unaudited balance sheet of Borrower and all of its Subsidiaries as of the end of each such quarter and the related unaudited statements of operations, of shareholder's equity and of cash flow for such quarter and the portion of the fiscal year throughout such date, all prepared in reasonable detail and in conformity with good accounting practices in the United States in effect from time to time and applied consistently throughout the period reflected therein and certified by the chief financial officer of Borrower.

          (c) Immediately upon becoming aware of the occurrence of any event which constitutes a Default or which could constitute a Default with the passage of time or the giving of notice, or both, Borrower shall give written notice to Lender describing such occurrence together with a detailed statement by the Company Agent of the steps being taken by Borrower to cure the effect of such event.

          (d) Borrower shall furnish to Lender concurrently with the delivery of the financial statements referred to in subsections (a) and (b) above, a certificate of the chief financial officer of Borrower (i) stating that such officer has no knowledge of any Default, or any other event with which the passage of time would become a Default under this Agreement or the Collateral Documents, except as specified in such certificate and (ii) showing in detail the calculations supporting such statements in respect to Section 5.01. The Borrower shall furnish to Lender with reasonable promptness, such additional financial and other information as Lender may from time to time reasonably request.

          SECTION 5.03. CONDUCT OF BUSINESS AND MAINTENANCE OF EXISTENCE. The Borrower and Orange shall continue to engage principally in the business of the same general type now conducted by it and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary in the normal conduct of its business and comply with all laws.

          SECTION 5.04. INSPECTION OF PROPERTY; BOOKS AND RECORDS; DISCUSSIONS. The Borrower and its Subsidiaries shall keep proper books and records in conformity in all material respects of GAAP and permit representatives of Lender to visit and inspect any of its properties and examine the books and records of the Borrower at any reasonable time during normal business hours and as often as may reasonably be necessary, and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers of the Borrower and its Subsidiaries and with its independent certified public accountants.

          SECTION 5.05. NOTICE OF CERTAIN EVENTS. (a) The Borrower shall promptly notify Lender if the Borrower learns of the occurrence of any event which constitutes a Default, together with a detailed statement by the Company Agent of the steps being taken to cure the effect of such Default.

          (b) The Borrower shall promptly notify Lender of any change in location of the Borrower's and/or Orange' principal places of business or the office where Borrower and/or Orange keeps its records concerning accounts and contract rights.

          (c) The Borrower shall promptly notify Lender of the arising of any litigation or dispute threatened against or affecting the Borrower and/or any of its Subsidiaries or the Property which, if adversely determined, would have a material adverse effect upon the financial condition or business of the Borrower and/or Orange. In the event of such litigation, the Borrower will cause such proceedings to be vigorously contested in good faith and, in the event of any adverse ruling or decision, the Borrower shall prosecute all allowable appeals. Lender may (but shall not be obligated to), without prior notice to Borrower, commence, appear in or defend any action or proceeding purporting to affect the Loan, or the respective rights and obligations of Lender or Borrower pursuant to this Agreement. Lender may (but shall not be obligated to) pay all necessary expenses, including reasonable attorneys' fees and expenses incurred in connection with such proceedings or actions, which Borrower agrees to repay to Lender upon demand.

          SECTION 5.06. ENVIRONMENTAL INDEMNITY. (a) Borrower and Orange agree to (i) give notice to Lender immediately upon its acquiring knowledge of the violation of any Governmental Requirement regarding the presence of any Hazardous Materials on the Property and/or of any Hazardous Materials Contamination with a full description thereof; and (ii) promptly comply with any Governmental Requirement requiring removal, treatment or disposal of such Hazardous Materials or Hazardous Materials Contamination and provide Lender with satisfactory evidence of such compliance. Upon the discovery of any Hazardous Materials Contamination, or upon the occurrence of a Default and the expiration of the cure period provided in Section 7.02, Lender shall have the right to cause an environmental audit or review of the Property to be performed by a firm acceptable to Lender at the sole cost and expense of Borrower.

          (b) Borrower and Orange shall solidarily defend, indemnify and hold Lender, its directors, officers, agents and employees harmless from any and all liabilities (including strict liability), actions, demands, penalties, losses, costs or expenses (including, without limitation, reasonable attorneys' fees and remedial costs), suits, costs of any settlement or judgment and claims of any and every kind whatsoever which may now or in the future be paid, incurred, or suffered by, or asserted against Lender by any person or entity or governmental agency for, with respect to, or as a direct or indirect result of, the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or release from or onto the Property of any Hazardous Materials or any Hazardous Materials Contamination, or arise out of, or result from, the environmental condition of the Property or the applicability of any Governmental Requirement relating to Hazardous Materials (including, without limitation, CERCLA or any so called federal, state or local "super fund" or "super lien" laws, statute, ordinance, code, rule, regulation, order or decree) regardless of whether or not caused by or within the control of Borrower and/or Orange. These representations, covenants and warranties contained in this Section 5.07 shall survive the termination of this Agreement.

          SECTION 5.07. INDEMNIFICATION. (a) Borrower and Orange shall solidarily defend, indemnify Lender and hold Lender harmless from claims of brokers with whom the Borrower and/or Orange has dealt in the execution hereof or the consummation of the transactions contemplated hereby.

          (b) The Borrower and Orange shall solidarily defend, indemnify Lender and hold Lender harmless from any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, costs and expenses of whatever kind or nature which may be imposed on, incurred by or asserted at any time against Lender in any way relating to, or arising in connection with, the use or occupancy of any of the Property.

          (c) Borrower and Orange solidarily agree to defend, indemnify, hold harmless and fully protect Lender from any allegation or charge whatsoever of negligence, misfeasance or nonfeasance of

Lender in whole or in part, pertaining to any defect in the Property, and particularly, any failure of Lender or any agent, officer, employee or representative of Lender, to note any defect in materials or workmanship or of physical conditions or failure to comply with any ordinances, statutes or other governmental requirements, or to call to the attention of any person whatsoever, or take any action, or to demand that any action be taken, with regard to any such defect or failure or lack of compliance.

          SECTION 5.08. MAINTENANCE OF THE PROPERTY. The Borrower shall cause the Property to be maintained in good condition and repair and will not commit or suffer to be committed any waste of the Property. The Property shall not be removed, demolished or materially altered (except for normal replacement), without the prior written consent of Lender. The Borrower shall promptly comply with all laws, orders, and ordinances affecting the Property or the use thereof, and shall promptly repair, replace or rebuild any part of the Property which may be damaged or destroyed by any casualty (including any casualty for which insurance was not obtained or obtainable) and shall complete and pay for, within a reasonable time, any structure at any time in the process of construction or repair on the Property. Except with regard to normal and customary utility servitudes, the Borrower will not, without obtaining the prior written consent of Lender, initiate, join in, or consent to any private restrictive covenant, zoning ordinance, or other public or private restrictions, limiting or defining the uses which may be made of the Property or any part thereof.

          SECTION 5.09. AMERICANS WITH DISABILITIES ACT. (a) Borrower and Orange shall (i) maintain the Property to be readily accessible to individuals with disabilities, (ii) provide goods, services, accommodations, access and facilities without discrimination on the basis of disability, and (iii) comply with all terms and conditions of the Americans With Disabilities Act, 42 U.S.C.
(S)1210, et seq. and all regulations and orders promulgated thereunder.

          (b) Borrower and Orange shall defend, indemnify and hold Lender harmless from any and all liabilities (including strict liability), actions, demands, penalties, losses, costs or expenses (including, without limitation, reasonable attorneys' fees and remedial costs), suits, costs of any settlement or judgment and claims of any and every kind whatsoever which may now or in the future be paid, incurred, or suffered by, or asserted against Lender by any person or entity or governmental agency for, with respect to, or as a direct or indirect result of, any violations of the Americans With Disabilities Act or any regulations or orders promulgated thereunder resulting from the operation, maintenance or renovation of the Property.

          SECTION 5.10. CLEAN AIR ACT. (a) Borrower and Orange shall maintain the Property in full compliance with all terms and conditions of the Clean Air Act 42 U.S.C. (S)7401, et seq. and all regulations and orders promulgated thereunder.

          (b) Borrower and Orange shall defend, indemnify and hold Lender harmless from any and all liabilities (including strict liability), actions, demands, penalties, losses, costs or expenses (including, without limitation, reasonable attorneys' fees and remedial costs), suits, costs of any settlement or judgment and claims of any and every kind whatsoever which may now or in the future be paid, incurred, or suffered by, or asserted against Lender by any person or entity or governmental agency for, with respect to, or as a direct or indirect result of, any violations of the Clean Air Act or any regulations or orders promulgated thereunder resulting from the operation, maintenance or renovation of the Property.

          SECTION 5.11. ERISA. The Borrower shall fulfill its obligations under the minimum funding standards of ERISA and the Internal Revenue Code of 1986, as amended, with respect to each Plan, and neither the Borrower nor any Affiliate or Subsidiary shall take any action that would result in the termination of a Plan by the Pension Benefit Guaranty Corporation.

          SECTION 5.12. TAXES AND OTHER LIENS. The Borrower and Orange will pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or upon the Property as well as all claims of any kind (including claims for labor, materials, supplies and rent) which, if unpaid, might become a Lien upon any or all of the Property; provided, however, the Borrower and/or Orange shall not be required to pay any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings diligently conducted and if Borrower and/or Orange have set up reserves therefor adequate under generally accepted accounting principles or if the claim is covered by insurance or the payment or performance bonds. The Borrower shall furnish Lender with proof of payment of all taxes, assessments, charges, levies or claims not later than the date on which penalties might attach thereto, or in the event that the Borrower and/or Orange contests any such taxes, assessments, charges, levies or claims in accordance with this section, Borrower and/or Orange shall furnish Lender with a description of the contested matter and all actions taken by Borrower and/or Orange in connection with such contest.

          SECTION 5.13. MAINTENANCE OF BORROWER'S AND ITS SUBSIDIARIES' EXISTENCE. The Borrower and its Subsidiaries will (i) maintain their respective corporate existence and rights; (ii) observe and comply (to the extent necessary so that any failure will not materially and adversely affect the business of the Borrower and/or its Subsidiaries) with all applicable Governmental Requirements applicable to Borrower and/or its Subsidiaries or the Property (including without limitation applicable statutes, regulations, orders and restrictions relating to environmental standards or controls or to energy regulations); and
(iii) maintain the Property in generally good and workable condition at all times and make all repairs, replacements, additions, betterments and improvements to the Property to the extent necessary so that any failure will not materially and adversely affect the business of the Borrower and/or its Subsidiaries.

          SECTION 5.14. FURTHER ASSURANCES. The Borrower will promptly (and in no event later than 30 days after written notice from Lender is received) cure any defects in the creation, execution and delivery of this Agreement, the Note or the Collateral Documents. The Borrower and/or Orange at Borrower's expense will promptly execute and deliver to Lender upon request all such other and further documents, agreements and instruments in compliance with or accomplishment of the covenants and agreements of the Borrower and/or Orange in this Agreement, the Note or in the Collateral Documents or to further evidence and more fully describe the Collateral, or to correct any omissions in the Collateral Documents, or more fully state the security obligations set out herein or in any of the Collateral Documents, or to perfect, protect or preserve any Liens created pursuant to any of the Collateral Documents, or to make any recordings, to file any notices, or obtain any consents as may be necessary or appropriate in connection with the transactions contemplated by this Agreement.

          SECTION 5.15. REIMBURSEMENT OF EXPENSES. The Borrower will pay all reasonable legal fees incurred by Lender in connection with the preparation of this Agreement, the Note and the Collateral Documents. The Borrower will, upon request, promptly reimburse Lender for all amounts expended, advanced or incurred by Lender to satisfy any obligation of the Borrower under this Agreement, or to protect the Property or business of the Borrower or to collect the Obligations, or to enforce the rights of Lender under this Agreement, which amounts will include all court costs, attorneys fees, fees of auditors and accountants and investigation expenses reasonably incurred by Lender in connection with any such matters, together with interest at the interest rate set forth in the Note on each such amount from the date that the same is expended, advanced or incurred by Lender until the date of reimbursement to Lender.

          SECTION 5.16. INSURANCE. (a) The Borrower shall procure and maintain for the benefit of Lender original paid-up insurance policies from companies satisfactory to Lender, in amounts, in form and substance, and with expiration dates acceptable to Lender and containing a noncontributory standard mortgagee clause or its equivalent in a form satisfactory to Lender, or the statutory mortgagee clause, if any, required in the state where the Property is located, or a mortgagee's loss payable endorsement, in favor of Lender, providing the following types of insurance on the Property:

          (i) Multi-Peril Hazard Insurance. For the Property, multi-peril hazard insurance. In each case, the policies will afford insurance against loss or damage by fire, lightning, explosion, earthquake, collapse, theft, sprinkler leakage, vandalism and malicious mischief and such other perils as are included in so-called "all-risks" or "extended coverage" and against such other insurable perils as, under good insurance practices, from time to time are insured against for properties of similar character and location; such insurance to be not less than 100% of the full replacement cost of the improvements located on the Property, without deduction for depreciation; said policies to contain replacement costs and stipulated value endorsements.

          (ii) Comprehensive General Liability Insurance. Comprehensive public liability insurance with respect to the Property and the operations related thereto, whether conducted on or off the Property, against liability for personal injury (including bodily injury and death) and property damage, of not less than a total of $5,000,000.00 combined single limit bodily injury and property damage; such comprehensive public liability insurance to be on a per occurrence basis and to specifically include but not limited to water damage liability, products liability, motor vehicle liability for all owned and nonowned vehicles, including rented and leased vehicles, and contractual indemnification.

          (iii) Workers' Compensation and General Liability. Workers' compensation and general liability insurance against loss, damage or injury to employees, agents or representatives of the Borrower and/or its Subsidiaries or of any contractor and subcontractor, or insurance against loss, damage or injury caused by any employees, agents or representatives of the Borrower and/or its Subsidiaries or of any contractor or subcontractor.

          (iv) Flood Insurance. Flood Insurance Policy in the amount of the Loan or the maximum amount obtainable, whichever is less, if the property is located in a Flood Hazard Area as defined by the Federal Emergency Management Agency.

          (v) Other Insurance. Such other insurance on the Property or any replacements or substitutions therefor and in such amounts as may from time to time be reasonably required by Lender against other insurable casualties which at the time are commonly insured against in the case of premises similarly situated, due regard being given to the height and type of the improvements on the Property, its construction, location, use and occupancy, or any replacements or substitutions therefor.

          (b) All of the foregoing policies shall contain an agreement by the insurer not to cancel or amend the policies without giving Lender at least thirty (30) days' prior written notice of its intention to do so and shall provide that the policies shall be payable not withstanding the acts of Borrower or its Subsidiaries, as applicable.

          (c) At Closing, Borrower shall deliver original binders evidencing the insurance and within 15 days of closing the original or certified policies to Lender, and Borrower shall deliver original or certified renewal policies with satisfactory evidence of payment not less than fifteen (15) days in advance of the expiration date of the existing policy or policies. In the event Borrower and/or its Subsidiaries should, for any reason whatsoever, fail to keep the Property or any part thereof so insured, or to keep said policies so payable, or fail to deliver to Lender the original or certified policies of insurance and the renewals thereof upon demand, then Lender after giving written notice to Borrower of that deficiency and if after 15 days after delivery of such notice, there is still no insurance coverage, then Lender, if it so elects, may itself have such insurance effected in such amounts and in such companies as it may deem proper and may pay the premiums therefor. The Borrower shall reimburse Lender upon demand for the amount of premium paid, together with interest thereon at 15% percent per annum from date until paid.

          (d) Borrower and Orange agree to notify Lender immediately in writing of any material fire or other casualty to or accident involving any of the Property, whether or not such fire, casualty or accident is covered by insurance. Borrower and Orange further agree to notify promptly Borrower's and/or Orange insurance company and to submit an appropriate claim and proof of claim to the respective insurance company if any of the Property is damaged or destroyed by fire or other casualty.

          (e) Lender is hereby authorized and empowered, at its option, to collect and receive the proceeds from any policy or policies of insurance, and each insurance company is hereby authorized and directed to make payment of all such losses directly to Lender instead of to the Borrower and/or Orange and Lender jointly. Lender shall apply the net proceeds thereof, in accordance with Subsections (f), (g) and/or (h) hereof.

          (f) If there is a fire or casualty loss which damages a portion (but not all) of the improvements on any of the Property and as long as no Default has occurred and is continuing, then the Proceeds of the insurance shall be deposited into a cash collateral account and such proceeds will be applied to the payment of the cost of restoration of the improvements upon such terms and conditions as Lender may deem necessary or appropriate in its reasonable discretion; provided, however, that (i) such insurance proceeds must be adequate to cover the cost of restoration of the improvements, or if the proceeds are insufficient, then the Borrower shall give Lender such adequate protection and assurance as Lender may, in its reasonable discretion require, that additional funds will be provided by the Borrower in order to complete the restoration of the Improvements (ii) the Borrower shall have provided Lender with such adequate protection and assurance as Lender may, in its reasonable discretion require, that the Borrower has sufficient funds on hand to pay interest and principal on the Loan during the restoration period, and (iii) the first priority of the Collateral Documents in the Property is not impaired. In connection with any restoration of any of the improvements, the Borrower and/or Orange shall provide Lender with a detailed cost breakdown showing by line item all costs projected for such restoration and a revised and updated cost breakdown shall be furnished by the Borrower and/or Orange to Lender on a monthly basis.

          (g) If there is a fire or casualty loss which constitutes a total loss or a constructive total loss of any of the Property, or if not all of the conditions set forth in subclause (i) through (iv) of Subsection (f) above are satisfied, then the insurance proceeds shall be applied to the payment of the Obligations. If such insurance proceeds are not sufficient to pay the Obligations in full, Lender shall have a right to accelerate the maturity of the Obligations and proceed against the Borrower or the remainder of the Property; and if the proceeds exceed the amount necessary to pay the Obligations in full, then such excess shall be paid to Borrower.

          (h) Upon demand of Lender and after the occurrence of a Default, the Borrower shall pay to Lender, together with, at the same time as and in addition to the payments of principal and/or interest due on the Note, a pro rata portion of the property taxes, assessments, governmental charges, levies and insurance premiums relating to the Property next to become due, as estimated by Lender, so that Lender will have sufficient funds on hand to pay such taxes, assessments, governmental charges, levies and premiums not less than thirty (30) days prior to the due date thereof. All such amounts shall be held by Lender (not in trust) without interest as further security for the Obligations. Lender may apply all or a portion of the amounts so paid at such time and in such order as Lender, in its uncontrolled discretion shall determine, to the payment of the taxes, assessments, governmental charges, levies and insurance premiums, as the case may be.

          SECTION 5.17. INITIAL PUBLIC OFFERING. In the event Borrower offers its stock to be sold in a public offering within the meaning of the Securities Act of 1933, the net proceeds from such sale shall be used to prepay in whole or part the principal balance then owed on the Loan, unless otherwise agreed to in writing by the Lender.

          SECTION 5.18. SURVEY AND POST CLOSING ITEMS. Borrower agrees to furnish a perimeter survey of the Conrad Shipyard, showing any encroachments and access to the property and to cure all title defects of the Property, as shown on Lender's title commitments covering the Property, to the satisfaction of Lender's counsel on or prior to April 19, 1998. Borrower agrees that all mortgages and deeds of trust on the Property, other than the Collateral Documents, will be canceled on or before March 25, 1998.


                                   SECTION VI
                               NEGATIVE COVENANTS

          The Borrower agrees that, so long as the Loan remain unpaid, or any other amount or any Obligations are owing to Lender hereunder, the Borrower shall comply with the applicable covenants contained in this Section.

          SECTION 6.01. LIMITATIONS ON LIENS. The Borrower and/or Orange shall not create, encumber or suffer any Lien, other than the Collateral Documents and Permitted Liens, to exist on the Property or any other Collateral without the prior written consent of Lender.

          SECTION 6.02. ENVIRONMENTAL LIABILITIES. Borrower and/or Orange shall not violate any Governmental Requirement regarding Hazardous Materials and shall not create or allow any Hazardous Materials Contamination; and, without limiting the foregoing, or otherwise dispose of (or permit any Person to dispose of) any Hazardous Material (except in accordance with applicable law) into or onto or from, the Property, nor allow any Lien imposed pursuant to any Governmental Requirement relating to Hazardous Materials or the disposal thereof to be imposed or to remain on the Property.

          SECTION 6.03. ERISA COMPLIANCE. The Borrower and/or any of its Subsidiaries will not at any time permit any Plan maintained by it to engage in any "prohibited transaction" as such term is defined in Section 4975 of the Code; incur any "accumulated funding deficiency" as such term is defined in
Section 302 of ERISA; or terminate any such Plan in a manner which could result in the imposition of a Lien on the property of the Borrower and/or Orange pursuant to Section 4068 of ERISA.

          SECTION 6.04. CONSOLIDATION/MERGER. Neither the Borrower nor a Subsidiary shall merge or consolidate with any other Person without the written consent of Lender, except that the Borrower or a Subsidiary may merge or consolidate with another corporation, provided that:

          (a) the "surviving corporation" is organized under the laws of the United States or a jurisdiction thereof, and

          (b) the "surviving corporation" shall be engaged in substantially the same line of business conducted by the Borrower or the Subsidiary on the Closing Date, and

          (c) the "surviving corporation" expressly assumes the Obligations and executes such collateral documents and other agreements all upon terms and conditions as reasonably requested by Lender.

     SECTION 6.05. RESTRICTED PAYMENTS. Neither the Borrower nor a Subsidiary shall declare or pay any dividend on, or declare or make any other distribution on account of, any shares of any class of its stock now or hereafter outstanding, or set apart any sum for such purpose without the Lender's prior written consent.

     SECTION 6.06. TRANSACTION WITH AFFILIATES. Neither the Borrower nor any Subsidiary shall enter into any transaction (including the purchase, sale or exchange of property or the rendering of any service) with any Affiliate except upon fair and reasonable terms which are at least as favorable to the Borrower or any Subsidiary as would be obtained in a comparable arm's length transaction with a non-Affiliate.


                                  SECTION VII
                               EVENTS OF DEFAULT

     SECTION 7.01. DEFAULTS. The occurrence of any one or more of the following events shall constitute a default (a "Default") under this Agreement:

          (a) the failure of Borrower to pay promptly when due any interest or principal on any of the Obligations, including but not limited to the Loan;

          (b) the failure of Borrower, Orange and/or any Guarantor to observe or perform promptly when due any covenant, agreement, or obligation due to the Lender;

          (c) the failure to pay on demand any amounts advanced by Lender for the payment of taxes and assessments or the cost of obtaining the release of any Collateral from any seizure, Lien, or attachment;

          (d) the inaccuracy at any time of any warranty, representation, or statement made to Lender by Borrower, Orange and/or any Guarantor, whether such warranty, representation, or statement is made (i) in this Agreement, the Note, or the Collateral Documents, or (ii) in any other agreement, document, or writing;

          (e)  any default on or in connection with any Obligation;

          (f) any material discrepancy between any financial statement submitted to Lender by Borrower and/or any Guarantor and its actual financial condition;

          (g) any garnishment, seizure, or attachment of, or any tax lien or tax levy against, any assets of Borrower, Orange and/or any Guarantor, including, without limitation, those assets that are Collateral, unless the same is being contested in good faith and is secured by adequate reserves in an amount sufficient to satisfy same;

          (h) one or more judgments, decrees, arbitration award, rulings or decisions shall be entered against Borrower, Orange and/or any Guarantor involving in the aggregate a liability (not paid or fully covered by insurance including self-insurance or the payment or performance bonds) of $100,000 or more and all such judgments, decrees, awards and rulings shall not have been vacated, paid, discharged, stayed or bonded pending appeal within 60 days from the entry thereof;

          (i) Borrower shall default in any payment of principal of or interest on any Debt other than the Loan in the aggregate principal amount of more than $100,000, in each instance, beyond the period of grace, if any, provided in the instrument or agreement under which such Debt or observance or performance of any other agreement or condition relating to any such Debt or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Debt or beneficiary or beneficiaries of such (or a trustee, agent or other Person acting on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Debt to become due prior to its stated maturity;

          (j) a receiver, conservator, liquidator or trustee of the Borrower, Orange and/or any Guarantor, or of any of their property (including the Property) is appointed by order or decree of any court or agency or supervisory authority having jurisdiction; or an order for relief is entered against the Borrower, Orange and/or any Guarantor under the Federal Bankruptcy Code; or the Borrower, Orange and/or any Guarantor is adjudicated bankrupt or insolvent; or any material portion of any property of any of the Borrower, Orange and/or any Guarantor (including the Property) is sequestered by court order and such order remains in effect for more than thirty (30) days after such party obtains knowledge thereof; or a petition is filed against the Borrower, Orange and/or any Guarantor under any state, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or receivership law of any jurisdiction, whether now or hereafter in effect, and such petition is not dismissed within sixty (60) days;

          (k) the Borrower, Orange and/or any Guarantor files a case under the Federal Bankruptcy Code or seeks relief under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, or consents to the filing of any case or petition against it under any such law;

          (l) the Borrower, Orange and/or any Guarantor makes an assignment for the benefit of its creditors, or admits in writing its inability to pay its debts generally as they become due, or consents to the appointment of a receiver, trustee or liquidator of the Borrower, Orange and/or any Guarantor or of all or any part of its property;

          (m) the entry of a final court order that enjoins or restrains Borrower's and/or Orange conduct of its business activities;

          (n) the existence or future enactment of any law, by any federal, state, parish, county, municipal, or other taxing authority, requiring or permitting Borrower to deduct any amount from any payments to be made on the Loan or any other Obligation;

          (o) the failure of Borrower and/or Orange to pay any federal, state, or local tax, fee, or duty, unless the same is being contested in good faith and is secured by an adequate reserve in an amount sufficient to satisfy same and enforcement proceedings have not begun;

          (p) any material adverse change in Borrower's financial condition, business, or ability to pay or perform its obligations to Lender; or

          (q) the Collateral, or any material portion thereof, is condemned or expropriated under power of eminent domain by any legally constituted governmental authority.

     SECTION 7.02.  NOTICE OF DEFAULT AND REMEDIES.    Upon the happening of any
event of Default and such Default continues for a period of ten (10) days for a payment default under the Loan or the Obligations or thirty (30) days for any other type of default, after Lender has mailed or sent written notice of such Default to the Borrower (but with no notice required in the event of a Default under paragraphs (j), (k), or (l) of Section 7.01), Lender may declare the entire principal amount of all Obligations then outstanding, including the Loan and interest accrued thereon, to be immediately due and payable without presentment, demand, protest, notice of protest or dishonor or other notice of default of any kind, all of which are hereby expressly waived by the Borrower and Lender is then authorized to exercise any and all of its rights and remedies under the Collateral Documents and/or the Obligations.

     SECTION 7.03. RIGHT OF SET-OFF AND COMPENSATION. Upon the occurrence and continuance of a Default and expiration of the notice provided in Section 7.02, Lender is hereby authorized at any time and from time to time, without notice to Borrower (any such notice being expressly waived by the Borrower) to set-off, compensate and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and other indebtedness at any time owing by the Lender to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower, irrespective of whether or not the Lender shall have made any demand under this Agreement or the Note and although such Obligations may be unmatured. The Lender agrees promptly to notify the Borrower after any such set-off, compensation and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lender under this Section are in addition to other rights of set-off and compensation which the Lender may have under the Collateral Documents or otherwise. Lender shall have the right to impute all payments on the Obligations in any order as Lender may desire.


                                  SECTION VIII
                                 MISCELLANEOUS

     SECTION 8.01. NOTICES. All notices and other communications given hereunder or in connection herewith shall be in writing, shall be sent by registered or certified mail, return receipt requested, postage prepaid, or by hand delivery with acknowledged receipt of delivery, shall be deemed given on the date of acceptance or refusal of acceptance shown on such receipt; and shall be addressed to the party to receive such notice at the following applicable addresses:

     If to the Borrower:    Conrad Industries, Inc.
                            1501 Front Street
                            Morgan City, Louisiana 70380
                            Attn: William H. Hidalgo

     If to Lender:          Whitney National Bank
                            228 St. Charles Avenue
                            New Orleans, Louisiana 70130
                            Attn: Edgar W. Santa Cruz, III
                                  Assistant Vice President

Any party may, by notice given as aforesaid, change its address for all subsequent notices.

     SECTION 8.02. AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement or of the Note shall be effective unless the same shall be in writing and signed by Lender and the Borrower. No waiver of Borrower's Obligations shall be effective unless in writing and signed by Lender, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given.

     SECTION 8.03. NO WAIVER; CUMULATIVE REMEDIES. No failure to exercise and no delay in exercising, on the part of Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

     SECTION 8.04. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement, the Collateral Documents and the Note.

     SECTION 8.05. HEADINGS. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation hereof in any respect.

     SECTION 8.06. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of Lender, the Borrower and their respective successors and assigns.

     SECTION 8.07. SEVERABILITY. Any provision of this Agreement which is prohibited or unenforceable under applicable law shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

     SECTION 8.08. GOVERNING LAW. This Agreement, the Note and the rights and obligations of the parties under this Agreement and the Note shall be governed by, and construed and interpreted in accordance with, the law of the State of Louisiana.

     SECTION 8.09. TIME OF THE ESSENCE. Time shall be deemed of the essence with respect to the performance of all of the terms, provisions and conditions on the part of the Borrower and the Lender to be performed hereunder.

     SECTION 8.10. SUCCESSORS AND ASSIGNS; PARTICIPANTS. (a) All covenants and agreements contained by or on behalf of the Borrower in this Agreement, the Note and the Collateral Documents shall bind its successors and assigns and shall inure to the benefit of the Lender and its successors and assigns.

     (b) This Agreement is for the benefit of the Lender and for such other Person or Persons as may from time to time become or be the holders of any of the Obligations, and this Agreement shall be transferable and negotiable, with the same force and effect and to the same extent as the Obligations may be transferable, it being understood that, upon the transfer or assignment by the Lender of any of the Obligations, the legal holder of such Obligations shall have all of the rights granted to the Lender under this Agreement.

     (c) Borrower hereby recognizes and agrees that the Lender may, from time to time, one or more times, transfer all or any portion of the Obligations to one or more third parties. Such transfers may include, but are not limited to, sales of participation interests in such Obligations in favor of one or more third-party lenders. Borrower specifically (i) consents to all such transfers and assignments, waives any subsequent notice of and right to consent to any such transfers and assignments as may be provided under applicable Louisiana law; (ii) agrees that the purchaser of a participation interest in the Obligations will be considered as the absolute owner of a percentage interest of such Obligations and that such a purchaser will have all of the rights granted to the purchaser under any participation agreement governing the sale of such a participation interest; (iii) waives any right of off-set that Borrower may have against the Lender, and/or any purchaser of such a participation interest in the Obligations and unconditionally agrees that either the Lender or such a purchaser may enforce Borrower's Obligations under this Agreement, irrespective of the failure or insolvency of the Lender or any such purchaser; (iv) agrees that any purchaser of a participation interest in the Obligations may exercise any and all rights of counterclaim, set-off, banker's lien and other liens with respect to any and all monies owing to the Borrower in accordance with the terms of the Obligations, including but not limited to this Agreement; and (v) agrees that, upon any transfer of all or any portion of the Obligations, the Lender may transfer and deliver any and all collateral securing repayment of such Obligations to the transferee of such Obligations and such collateral shall secure any and all of the Obligations in favor of such a transferee, and after any such transfer has taken place, the Lender shall be fully discharged from any and all future liability and responsibility to Borrower with respect to such collateral, and the transferee thereafter shall be vested with all the powers, rights and duties with respect to such collateral.

     SECTION 8.11. COUNTERPARTS. This Agreement may be executed in two or more counterparts, and it shall not be necessary that the signatures of all parties hereto be contained on any one counterpart hereof; each counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument.

     SECTION 8.12.  PAYMENT OF EXPENSES AND INDEMNITY.

     (a) The Borrower agrees (i) to promptly pay or reimburse Lender for all of Lender's reasonable out-of-pocket costs, expenses and attorneys' fees incurred in connection with the preparation, execution and delivery of this Agreement, the Note, the Collateral Documents and any other documents prepared in connection herewith, and (ii) to promptly pay or reimburse Lender for all of Lender's reasonable out-of-pocket costs and expenses incurred in connection with the preparation, execution and delivery of any amendment, supplement or modification to this Agreement, the Note, the Collateral Documents and any other documents prepared in connection herewith, together with the reasonable fees and disbursements of counsel to Lender and the reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the Note, the Collateral Documents and any such other documents.

     (b) In consideration of the execution and delivery of this Agreement by Lender, the Borrower hereby indemnifies, exonerates and holds Lender and its respective officers, directors, employees, and agents, (herein collectively called the "Bank Parties" and individually called a "Bank Party") free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses actually incurred in connection therewith (irrespective of whether such Bank Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys' fees and disbursements (collectively, the "Indemnification Liabilities"), incurred by the Bank Parties or any of them as a result of, or arising out of, or relating to:

               (i) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the Loan; or

               (ii) any investigation, litigation, or proceeding related to any acquisition or proposed acquisition by the Borrower or any of its Subsidiaries of all or any portion of the stock or all or substantially all of the assets of any Person, regardless of whether any Bank Party is a party thereto; or

               (iii) the presence on or under, or the escape, seepage leakage, spillage, discharge, emission, discharging or releases from, any real property owned or operated by the Borrower or any Subsidiary of any Hazardous Material (including, without limitation, any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under the Comprehensive Environmental Response. Compensation and Liability Act, any so-called "Superfund" or "Superlien" law, or any other federal, state, local or other statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards on conduct concerning, any Hazardous Material), regardless of whether caused by, or within the control of, the Borrower or any Subsidiary;

except for any such Indemnification Liabilities arising for the account of a particular Bank Party which a court of competent jurisdiction shall have determined in a final proceeding to have arisen by reason of the relevant Bank Party's gross negligence, bad faith, willful misconduct or breach of contractual obligation arising under this Agreement and owed to the Borrower (which shall be the sole responsibility of such Bank Party). The agreements in this Section shall survive payment of the Loan and the Obligations and all other amounts payable hereunder.

     SECTION 8.13. ENTIRE AGREEMENT. This Agreement, the Note, the Collateral Documents and the other documents executed in connection herewith constitute the entire agreement between the parties hereto with respect to the subject matter hereof. To the extent the terms of the Collateral Documents conflict with the terms of this Agreement, the terms of this Agreement shall control.


                            [Intentionally Deleted]

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

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.


                              CONRAD INDUSTRIES, INC.


                              BY: /s/ WILLIAM H. HIDALGO
                                 ------------------------------
                                    WILLIAM H. HIDALGO
                                    ITS: PRESIDENT

                              ORANGE SHIPBUILDING COMPANY, INC.


                              BY:  /s/ WILLIAM H. HIDALGO
                                 --------------------------------
                                    WILLIAM H. HIDALGO
                                    ITS: PRESIDENT

                              WHITNEY NATIONAL BANK


                              BY: /s/ EDGAR W. SANTA CRUZ, III
                                 ---------------------------------
                                    EDGAR W. SANTA CRUZ, III
                                    ITS:  ASSISTANT VICE PRESIDENT


(WNBFILE #13839/m)Car. #11683
APPROVED AS TO FORM BY
CARVER, DARDEN, KORETZKY,
TESSIER, FINN, BLOSSMAN & AREAUX, L.L.C.

                                       29